Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
H&R Block, Inc.:
We consent to the use of our report dated June 29, 2007, with respect to the consolidated balance sheet of H&R Block, Inc. and subsidiaries as of April 30, 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2007 and related financial statement schedule as of April 30, 2007 and 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Kansas City, Missouri
October 22, 2008